Exhibit 7.1

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have reviewed China TMK Battery Systems Inc.’s Form 8-K dated October 18, 2010 and are in agreement with management’s determination that the financial statements included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, which was filed with the Securities and Exchange Commission on May 24, 2010, contains errors and should not be relied upon. We also agree with the Company’s decision to restate the financial statements of the Company included in that filing.

MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

October 18, 2010